Exhibit 10.56
R.G. BARRY CORPORATION
AMENDED AND RESTATED
DEFERRAL PLAN

PARTICIPATION AGREEMENT RELATING TO RESTRICTED STOCK UNITS GRANTED IN CALENDAR YEAR 2009
1.00 Important instructions for completing this Participation Agreement.
Before you complete this Participation Agreement, you should read the Notice of Eligibility that accompanies this Participation Agreement (“Notice of Eligibility”) and the R. G. Barry Corporation Amended and Restated Deferral Plan (“Deferral Plan”).
•	If you do want to defer all or any portion of your 2009 RSUs (as defined in the Notice of Eligibility), complete Sections 2.00, 3.00 and 4.00 of this Participation Agreement;
•	If you do not want to defer all or any portion of your 2009 RSUs, complete Sections 2.00 and 4.00 of this Participation Agreement; and
•	If you have any questions about this deferral opportunity, contact at or at the address given below.
A signed and completed copy of this Participation Agreement must be returned to the following address no later than December 31, 2008:

R. G. Barry Corporation
13405 Yarmouth Road N. W.
Pickerington, Ohio 43147
2.00 Participation.
Check the first box below if you do want to defer all or any portion of your 2009 RSUs subject to the terms of the Deferral Plan or check the second box below if you do not want to defer any portion of your 2009 RSUs.
Note: An election under this section will apply only to your 2009 RSUs and will be irrevocable when made. A separate election must be made to defer any other grants under the Amended and Restated 2005 Long-Term Incentive Plan (“Equity Plan”).
☐ Check here if you do want to defer all or any portion of your 2009 RSUs, subject to the terms and conditions of the Deferral Plan. Also, please indicate the percentage of 2009 RSUs you want to defer:
                    % (insert 25%, 50%, 75% or 100%) of your 2009 RSUs.
You also must complete Sections 3.00 and 4.00 of this Participation Agreement.
☐ Check here if you do not want to defer any portion of your 2009 RSUs. You also must complete Section 4.00 of this Participation Agreement.

3.00 Distributions.
Complete this section only if you want to receive the value of your deferred 2009 RSUs in five annual installments. If you do not complete this section, your Deferral Plan account will be distributed in a single payment.
Note: An election under this section will apply only to your 2009 RSUs and will be irrevocable when made. A separate election must be made for any other grants under the Equity Plan.
☐ Check here if you do want to receive the value of your 2009 RSUs in five annual installments, subject to the terms and conditions of the Deferral Plan.
4.00 Acknowledgements.

By signing below, you acknowledge that:
•	You have received and read a copy of the Deferral Plan and the Notice of Eligibility;
•	You fully understand the terms of the Deferral Plan and the risks associated with any election you make pursuant to the Deferral Plan;
•
The Deferral Plan is unfunded and not subject to the Employee Retirement Income Security Act of 1974, as amended, and that you have no right or claim to receive benefits related to the Deferral Plan other than those specifically described in the Deferral Plan;

•	You are solely responsible for ensuring that the records of the Committee (as defined in the Deferral Plan) contain your and your beneficiary’s respective current addresses; and
•	You may designate a beneficiary to receive any amounts due at your death (or change your beneficiary) as described in the Deferral Plan.

Date	Signature

Printed Name
Received by the Committee on: